UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The St. Joe Company

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The St. Joe Company 130 Richard Jackson Boulevard Suite 200 Panama City Beach, Florida 32407

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

April 8, 2021

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s Annual Meeting of Shareholders on May 18, 2021, at 9:00 a.m., Central Daylight Time (the “Annual Meeting”). This year’s Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see Questions and Answers About Voting at the Annual Meeting and Related Matters. Shareholders will be able to attend, vote and submit questions from any location via the Internet.

At the meeting, you will be asked to:

●	Elect five directors for a one-year term expiring at the 2022 annual meeting of shareholders or until his successor is elected and qualified.
●	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2021 fiscal year.
●	Approve, on an advisory basis, the compensation of our named executive officers.
●	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 24, 2021 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the virtual Annual Meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement.

We look forward to speaking with you on May 18, 2021.

Sincerely,

Bruce R. Berkowitz

Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 8, 2021. St. Joe’s proxy statement and annual report are available online. You may access these materials by going online at: www.proxyvote.com and furnishing the sixteen (16) digit Control Number from your proxy card/notice to vote.

The St. Joe Company  |  2021 Proxy Statement

The St. Joe Company  |  2021 Proxy Statement  i

The St. Joe Company  |  2021 Proxy Statement  ii

PROXY STATEMENT

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 18, 2021

You are receiving this proxy statement because you own shares of common stock of The St. Joe Company (“St. Joe,” “the Company,” “we,” “our” and “us”) that entitle you to vote at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Our Board of Directors (the “Board”) is soliciting proxies from shareholders who wish to vote at the Annual Meeting. By use of a proxy, you can vote even if you do not attend the virtual Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Location of the Annual Meeting of Shareholders

We will hold the Annual Meeting on May 18, 2021, at 9:00 a.m., Central Daylight Time, virtually at www.virtualshareholdermeeting.com/JOE2021.

Virtual Meeting

This year’s Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting. Shareholders will be able to attend, vote and submit questions from any location via the Internet.

The St. Joe Company  |  2021 Proxy Statement  1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the Annual Meeting?

A:

Only holders of record of shares of our common stock at the close of business on March 24, 2021, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 58,882,549 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How can I attend the Annual Meeting?

A:

Shareholders as of the record date may attend and vote virtually at the Annual Meeting by logging in at www.virtualshareholdermeeting.com/JOE2021. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (“Notice”).

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock as of the record date, present in person or represented by proxy and entitled to vote, will constitute a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:

If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent (a “nominee”), you are considered the “beneficial owner” of shares held in street name. Notice has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How do I vote?

A:

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the meeting.

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER
By Internet(1)	www.proxyvote.com	www.proxyvote.com

By Telephone(1)	1-800-690-6903	1-800-690-6903

By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

At the Annual Meeting(1)	Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/JOE2021 to vote during the meeting	Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/JOE2021 to vote during the meeting

(1)   Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (“Broadridge”) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	What am I being asked to vote on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendation
1.	To elect five directors for a one-year term expiring at the 2022 annual meeting of shareholders or until his successor is elected and qualified.	FOR

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the 2021 fiscal year.	FOR

3.	To approve, on an advisory basis, the compensation of our named executive officers (the “Say on Pay” proposal).	FOR

Other Proposals	We will also consider such other business that properly comes before the Annual Meeting in accordance with Florida law and the Bylaws of the Company (the “Bylaws”).

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect each director nominee (Proposal 1)?

A:

Under our Bylaws, a majority of the votes cast (meaning the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee) is required for the election of directors in an uncontested election.

Q:	How many votes are needed to approve the ratification of Grant Thornton (Proposal 2)?

A:

Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action to approve the ratification of Grant Thornton as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve the resolution regarding Say on Pay. This is not an action that requires shareholder approval.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal. We will report the result of the shareholder vote on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Q:	What is the effect of the advisory vote on Proposal 3?

A:

Although the advisory vote on Proposal 3 is non-binding, our Board and its Compensation Committee will review the result of the vote and take it into account in making determinations concerning executive compensation for 2022.

Q:	What if I am a beneficial owner of shares and I do not give the nominee voting instructions?

A:

If you are a beneficial owner of shares and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted.

Other than the proposal to approve the ratification of Grant Thornton (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1 and 3 absent your voting instructions.

Q:	What if I sign and return my proxy without making any selections?

A:

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the five director nominees in Proposal 1 and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:

If you sign and return your proxy marked “ABSTAIN” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

●	Written notice to our Corporate Secretary at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407;
●	Executing and delivering to our Corporate Secretary a new proxy with a later date;
●	Submitting a telephonic or Internet vote with a later date (only your last internet or telephone proxy submitted prior to the meeting will be counted); or
●	by voting at the Annual Meeting.

If you are a beneficial owner of shares, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote at the Annual Meeting.

Q:	Can I ask questions at the virtual Annual Meeting?

A:

Shareholders as of our record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/JOE2021 will have an opportunity to submit questions in writing live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card.

Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Q:	If I plan to attend the virtual Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the virtual Annual Meeting.

If you vote in advance and also attend the virtual Annual Meeting, you do not need to vote again during the virtual Annual Meeting unless you want to change your vote.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who will count and certify the votes?

A:	Representatives of Broadridge and our Corporate Secretary will count the votes and certify the election results.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:

The accompanying proxy is solicited by the Board. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $37,227 plus expenses. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the Internet. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

Q:	Who should I call with other questions?

A:

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attention: Investor Relations, Telephone: (850) 231-6400.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is elected and qualified. Our Board currently has five members. Upon the recommendation of the Governance and Nominating Committee (the “Governance Committee”), our Board has nominated each of the following current directors for re-election at the Annual Meeting: Cesar L. Alvarez, Bruce R. Berkowitz, Howard S. Frank, Jorge L. Gonzalez and Thomas P. Murphy Jr. (collectively, the “Director Nominees”). The Board has nominated each of these persons to serve as a director for a one-year term that will expire at the 2022 annual meeting of shareholders or until his successor is elected and qualified, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Cesar L. Alvarez Age 73 Director since 2012 Committees: ● Audit ● Compensation ● Governance

Mr. Alvarez is the Senior Chairman of the international law firm of Greenberg Traurig, LLP, a position he has held since February 2016. He previously served as the law firm’s Executive Chairman and Co-Chairman from January 2010 to January 2016 and as the firm’s Chief Executive Officer from 1997 until his election as Executive Chairman in 2010. During his combined 15-year tenure as Chief Executive Officer and Executive Chairman, Mr. Alvarez led the firm to become one of the top ten law firms in the United States by leading its growth from 325 lawyers in 8 offices to approximately 1,850 attorneys in more than 36 locations in the United States, Europe, Asia and Latin America.

Mr. Alvarez currently serves as Vice-Chairman of the board of directors of Watsco, Inc. (NYSE), where he has served since June 2017 and previously served as a director from May 1997 to May 2015. In addition, he serves on the board of directors for the Intrexon Corporation, now known as Precigen, Inc. (NASDAQ), where he has served since February 2008. Previously, Mr. Alvarez served on the board of directors of the Fairholme Funds, Inc. (“Fairholme Funds”), a family of publicly-traded focused investment funds until his retirement in February 2020 and Fairholme Trust Company, where he served from February 2015 until the Trust closed in September 2019. Mr. Alvarez also served on the board of directors of Sears Holdings Corporation from December 2013 through March 2017.

Qualifications.   The Board nominated Mr. Alvarez to serve as a director due to his management experience as the Senior Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country, as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Bruce R. Berkowitz Age 62 Director since 2011 Chairman since 2011

Mr. Berkowitz is the Founder and Chief Investment Officer of Fairholme Capital Management, L.L.C. (“Fairholme Capital”), a registered investment advisor registered with the Securities and Exchange Commission (the “SEC”), which he established in 1997, President and a Director of Fairholme Funds since 1999, and is also Manager of, and controls entities that own and control Fairholme Holdings, LLC (“Fairholme Holdings”), which wholly owns Fairholme Capital.

Mr. Berkowitz served as a director of Sears Holdings Corporation from February 2016 through October 2017.

Qualifications.   The Board nominated Mr. Berkowitz to serve as a director because of his extensive financial and investment experience and his valuable network of business and professional relationships.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Howard S. Frank Age 80 Director since 2011 Committees: ● Audit (Chair) ● Compensation (Chair) ● Governance (Chair)

Mr. Frank is currently a Senior Advisor to the Chief Executive Officer (“CEO”) of the Costa Group, Europe’s largest cruise company, a position he has held since December 2017. From January 1998 until December 2012, Mr. Frank served as the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc (“Carnival”) (NYSE), the largest cruise vacation group in the world. Mr. Frank is a past Chairman and current member of the Board of Trustees for the New World Symphony. In addition, he serves on the board of Venezia Investimenti, Srl and Venezia Terminal Passeggeri SpA in Venice, Italy, where he has served since 2016. Previously, Mr. Frank served on the board of directors of the Fairholme Funds, a family of publicly-traded focused investment funds until his retirement in February 2020.

Qualifications.   The Board nominated Mr. Frank to serve as a director because of his extensive financial and operating experience and sound business judgment demonstrated throughout his career with Carnival, as well as his experience as an Audit Committee Chair with the Fairholme Funds.

Jorge L. Gonzalez Age 56 Director since 2015

Mr. Gonzalez joined us in 2002 and has served as our President and Chief Executive Officer since November 2015. During his time with the Company, Mr. Gonzalez has served in roles of increasing responsibility, including as the Company’s Senior Vice President of Development from March 2015 to November 2015. Mr. Gonzalez has three decades of continuous experience in various planning and real estate related roles. Mr. Gonzalez serves or has served on various community boards and organizations, including as the Chairman of the Bay County Economic Development Alliance, the Gulf Coast Regional Medical Center Board of Directors, the Panama City Beach Chamber of Commerce Board of Directors, the Florida Chamber of Commerce Board of Directors, Enterprise Florida, The Florida State University’s Board of Trustees, and the Board of Trustees of The St. Joe Community Foundation. Mr. Gonzalez has undergraduate and graduate degrees from Florida State University.

Qualifications.   The Board nominated Mr. Gonzalez to serve as a director because of his extensive experience in the real estate development industry, including as an executive officer of the Company.

Thomas P. Murphy, Jr. Age 72 Director since 2011 Committees: ● Audit ● Compensation ● Governance

Mr. Murphy is Founder, Chairman and Chief Executive Officer of Coastal Construction Group (“Coastal”). Prior to the formation of Coastal, Mr. Murphy became the youngest contractor in state history, earning his contractor’s license at age 19 while attending the University of Miami. He left school to renovate the fraternity house in which he was living and has been in the construction and development business ever since. Today, Coastal is one of the leading general contractors in Florida with more than $5.0 billion in active commercial and residential projects throughout the state. From 2008 until 2018, Mr. Murphy served on the board of directors of Interval Leisure Group, a publicly-traded hospitality company which was acquired by Marriott Vacations Worldwide. Mr. Murphy is also an honorary board member of Baptist Health Systems of South Florida. In addition, Mr. Murphy is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association.

Qualifications.   The Board nominated Mr. Murphy to serve as a director because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his previous experience serving on the board of directors of a publicly-traded company.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board recommends a vote “FOR” each of the director nominees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

●	Director independence (including our Policy Regarding Director Independence Determinations);
●	Director qualifications, selection, responsibilities and tenure;
●	Board structure;
●	Director resignation policy;
●	Director compensation; and
●	Management succession.

From time to time, the Governance Committee will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is our policy that the positions of CEO and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides the CEO with guidance, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Pursuant to our Corporate Governance Guidelines, in the event the Chairman of the Board and CEO roles are combined, or if the Chairman of the Board is not an independent director, the Board will appoint an independent lead director (the “Lead Director”) to serve as the leader and representative of the independent directors in interacting with the Chairman of the Board and CEO and, when appropriate, our shareholders and the public. The Board has determined that Mr. Berkowitz, who serves as our Chairman of the Board, is independent under NYSE listing requirements. As a result, the Board has not designated a Lead Director.

Director Independence

It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director

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CORPORATE GOVERNANCE

independence, which are attached as Annex A to our Corporate Governance Guidelines which are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the non-management members of the Board standing for re-election) are independent: Messrs. Alvarez, Berkowitz, Frank, and Murphy. The Board has determined that Mr. Gonzalez is not independent as he currently serves as our President and Chief Executive Officer.

Board Committees

The Board has the following three standing committees: the Governance Committee; the Audit Committee; and the Compensation Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the committees can be found under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.

Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attn: Corporate Secretary. We periodically review and revise the committee charters. Upon review in 2020, the Board determined that no revisions to the committee charters were necessary.

A summary of the current composition of each standing committee, and the number of meetings held by each such committee in 2020, is set forth below.

Name	Governance	Compensation	Audit
Cesar L. Alvarez
Bruce R. Berkowitz Howard S. Frank	— Chair	— Chair	— Chair
Jorge L. Gonzalez	—	—	—
Thomas P. Murphy, Jr.

Meetings held in 2020	2	2	4

= Committee member

Previously, the Board had maintained two special committees: (1) the Executive Committee and (2) the Investment Committee. In February 2020, the Board determined to eliminate both of these committees. The functions of the Investment Committee and the Executive Committee are now considered and approved by the full Board.

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CORPORATE GOVERNANCE

Board and Committee Meetings

Each member of the Board attended 100% of the meetings of the Board and the committees on which he served in 2020. Non-management directors meet in executive session without management on a regular basis. Our Chairman of the Board presides during such sessions. Board members are generally expected to attend our annual meetings of shareholders, either in person, by phone or by other remote communication. All of the current members of the Board were present at the 2020 Annual Meeting (which was held virtually).

Executive Sessions

Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of the Company. These executive sessions provide the opportunity for discussion of the CEO’s performance, compensation, succession planning, critical strategic matters, and other topics that should, in certain instances, be discussed without management being present.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include, among other things:

●	appointing our independent auditors, monitoring their performance, qualifications and independence;
●	determining the compensation payable to the independent auditors;
●	assisting the Board’s oversight of the quality and integrity of our financial statements;
●	reviewing with management, the internal auditor and independent auditors, the quality, adequacy and effectiveness of our internal control over financial reporting;
●	reviewing our policies and processes with respect to risk assessment and risk management;
●	establishing procedures for receiving complaints and confidential, anonymous employee submissions regarding accounting, internal accounting controls or auditing matters; and
●

exercising an oversight role with respect to our internal audit function and reviewing with management our policies with respect to compliance with laws and regulations, including our Code of Business Conduct and Ethics (the “Code”).

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for audit committee members required by the SEC;
●	is financially literate, knowledgeable and qualified to review financial statements; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as an Audit Committee member.

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CORPORATE GOVERNANCE

In addition, the Board has determined that Mr. Frank qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include, among other things:

●	in consultation with senior management, establishing our general compensation philosophy, and overseeing the development and implementation of our compensation and benefits program;
●	together with our other independent directors of the Board, setting the compensation of the CEO and our other executive officers;
●	reviewing and approving performance goals and objectives, consistent with approved compensation plans, with respect to the compensation of the CEO and our other executive officers;
●	reviewing and supervising the administration of our incentive compensation and equity-based plans that are subject to Board approval;
●	reviewing St. Joe’s compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on St. Joe;
●	reviewing and overseeing the process regarding succession planning for senior management;
●	reviewing and discussing the compensation and benefits of non-employee directors; and
●	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

The Compensation Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members except as otherwise provided in the Compensation Committee Charter. Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for compensation committee members required by the NYSE’s corporate governance listing standards;
●	is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as a Compensation Committee member.

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CORPORATE GOVERNANCE

Use of Outside Advisors

The Compensation Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee did not engage any such outside advisors in 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2020 was at any time during 2020 or at any other time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of (i) a board of directors or (ii) a compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include, among other things:

●

assisting the Board by establishing the criteria for the selection of directors, identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;

●	recommending committee assignments after consultation with the Chairman of the Board;
●	evaluating the performance of current Board members in connection with determining the appropriateness of such members standing for re-election;
●	assessing and reporting to the Board as to the independence of each director;
●	annually reviewing the Board’s self-assessment process;
●	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to St. Joe;
●	determining whether to approve any requests by the St. Joe’s directors or executive officers for exceptions to the Code;
●	approving related person transactions involving any Board member or any executive officer; and
●	taking a leadership role in shaping the corporate governance of St. Joe.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available

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CORPORATE GOVERNANCE

under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent deemed relevant by the Governance Committee in its sole discretion, seeks candidates that, among other things, have:

●	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
●	a reputation, both personal and professional, consistent with our image and reputation;
●	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;
●	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
●	financial knowledge and experience, including qualification as financially literate and as a financial expert defined by the SEC and NYSE; and
●	independence, as defined by the SEC and NYSE, and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

●	interpersonal and leadership skills;
●	a proven track record of excellence in their field of expertise; and
●

significant business and professional expertise with high-level managerial experience in complex organizations, including large legal firms or accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and applicable Board committee meetings; understanding of St. Joe’s businesses; understanding of St. Joe’s strategies; overall level of involvement; contributions to the Board; any change in the independence of the director; and any change in status of the director. If the Governance Committee or the Board decides to nominate a new candidate for election, the Governance Committee identifies the desired skills and experience of any new nominee in light of the criteria above.

In selecting Board nominees, the Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experiences, skills and expertise, including diversity with respect to age, gender, ethnic background and national origin, who would make a significant contribution to the Board, St. Joe and our shareholders. As evidenced by, among other things, our two directors of Hispanic descent, we believe the Governance Committee has demonstrated a commitment to identifying diverse director candidates. In addition, our Board amended our Corporate Governance Guidelines and Governance Committee Charter to further enhance our process and criteria for identifying and selecting new director nominees. Specifically, in performing its responsibilities for identifying, screening and recommending candidates to the Board, the Governance Committee will ensure that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which new Board nominees are chosen.

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CORPORATE GOVERNANCE

The Governance Committee identifies nominees by first evaluating the current Board members’ willingness to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “AGAINST” votes than “FOR” votes must tender such director’s resignation for consideration by the Governance Committee who will recommend to the Board the action to be taken.

Management Succession

Annually, the Board reviews and discusses a succession plan for the CEO as well as other senior management positions. To assist the Board, the CEO provides the Board with an annual assessment of our senior managers and other persons considered potential successors to the CEO position and to other senior management positions. In addition, the CEO prepares, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short-term plan would be in effect until the Board had the opportunity to consider the situation and take action, when necessary.

Code of Business Conduct and Ethics/Related Person Transaction Policy

Our Board has adopted the Code, which is applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws.

Our Code is available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code or any waiver granted under the Code covered by Item 5.05 of Form 8-K within four business days following the date of the amendment or waiver.

Our Governance Committee Charter provides that our Governance Committee must approve all related person transactions involving any Board member or any executive officer. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

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CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Fairholme Capital has served as an investment advisor to the Company since April 2013. Based on the latest reporting with the SEC, Mr. Berkowitz and clients of Fairholme Capital, beneficially owned approximately 43.8% of the Company’s outstanding common stock as of March 24, 2021. Mr. Berkowitz is the Chief Investment Officer of Fairholme Capital, a director of the Fairholme Funds and the Chairman of our Board. Mr. Berkowitz is also the Manager of, and controls entities that own and control, Fairholme Holdings, which wholly owns Fairholme Capital. Fairholme Capital does not receive any compensation for services as our investment advisor.

On August 23, 2019, we entered into a new Investment Management Agreement (the “Investment Management Agreement”) with Fairholme Capital, which contains investment guidelines and restrictions approved by the Company. The investment guidelines set forth in the Investment Management Agreement require that, as of the date of any investment: (i) no more than 15% of the investment account may be invested in securities of any one issuer (excluding the U.S. Government), (ii) any investment in any one issuer (excluding the U.S. Government) that exceeds 10% of the investment account, but not 15%, requires the consent of at least two members of the Investment Committee, (iii) 25% of the investment account must be held in cash and cash equivalents, (iv) the investment account is permitted to be invested in common equity securities; however, common stock investments shall be limited to exchange-traded common equities, shall not exceed 5% ownership of a single issuer and, cumulatively, the common stock held in the Company’s investment portfolio shall not exceed $100.0 million market value and (v) the aggregate market value of investments in common stock, preferred stock or other equity investments cannot exceed 25% of the market value of the Company’s investment portfolio at the time of purchase.

On February 23, 2021, the Company and Fairholme Capital amended the Investment Management Agreement (the “Amended Investment Management Agreement”), to provide that the investment guidelines and restrictions described in the Amended Investment Management Agreement require that any new securities for purchase must be issues of the U.S. Treasury or U.S. Treasury Money Market Funds. The Amended Investment Management Agreement terminated specific restrictions from the previous investment guidelines and restrictions.

In February 2020, the Board eliminated the Investment Committee; Decisions previously allocated to the Investment Committee under the Investment Management Agreement are now considered and approved by the full Board.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the Board’s Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial and accounting risk exposures, as well as legal, regulatory and cybersecurity risk exposure, and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our General Counsel and Chief Financial Officer (“CFO”). The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.

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CORPORATE GOVERNANCE

Anti-Hedging Policy

Our directors, executive officers and certain other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include forward contracts, collars and other similar transactions, which allow a person to lock in much of the value of his or her stock holdings.

Director Compensation

Annual Retainer. For 2020, our Board approved the annual retainer fees set forth below, payable in cash. We do not pay meeting fees. Annual retainer fees are payable quarterly in advance.

●	$125,000 for each non-employee director;
●	an additional $25,000 for the Chairman of the Board;
●	an additional $25,000 for the Chair of the Governance Committee;
●	an additional $25,000 for the Chair of the Compensation Committee; and
●	an additional $25,000 for the Chair of the Audit Committee.

Mr. Berkowitz waived his right to receive compensation related to his service on the Board in 2020.

Stock Compensation. Historically, in May upon re-election to the Board, each non-employee director was awarded $50,000 of Company common stock in the form of shares of restricted stock based upon the closing price of the Company’s common stock on the NYSE on the day of the award. For 2020, our Board elected to pay all director fees in cash in order to reduce the Company’s administrative costs. Accordingly, in lieu of stock grants, each non-employee director’s annual retainer was increased from $75,000 to $125,000 (in addition to chairmanship and committee fees).

Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

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CORPORATE GOVERNANCE

2020 Director Compensation

The following table sets forth the compensation paid in 2020 to each director, other than Mr. Gonzalez whose 2020 compensation for his service as President and CEO is discussed under “Executive Compensation” in this proxy statement.

Name	Fees Earned or Paid in Cash(1) ($)
Cesar L. Alvarez	79,688
Bruce R. Berkowitz(2)	–
Howard S. Frank	151,563
James S. Hunt(3)	43,750
Thomas P. Murphy	79,688

(1)	The amounts shown include the annual retainer fees for our directors. Beginning in the second quarter of 2020, all director fees for 2020 were reduced by 25% as a result of the COVID-19 pandemic.
(2)	Mr. Berkowitz waived his right to receive any compensation for his service on the Board in 2020.
(3)	Mr. Hunt declined to stand for re-election at last year’s annual meeting.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of St. Joe’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee selected, and the Board has ratified the selection of, Grant Thornton to continue to serve as our independent registered public accounting firm for the 2021 fiscal year. Grant Thornton has served as our independent registered public accounting firm since 2018. In accordance with SEC rules and Grant Thornton policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to St. Joe. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years.

The Audit Committee believes that the continued retention of Grant Thornton as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2021. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Grant Thornton, the appointment may be reconsidered by the Audit Committee.

Ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm for the 2021 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of Grant Thornton for the 2021 fiscal year.

We expect a representative of Grant Thornton to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to Our Independent Registered Accounting Firms

We were billed for professional services provided with respect to fiscal year 2019 by KPMG, which served as the Company’s independent registered public accounting firm for fiscal year 2017, and Grant Thornton,

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

which served as the Company’s independent registered accounting firm for fiscal years 2018, 2019 and 2020. The amounts paid for fiscal years 2019 and 2020 are set forth in the following table.

Services Provided	2019	2020
Audit Fees(1)	$558,500	$640,000
Audit-Related Fees	–	–
All Other Fees(2)	$37,500	–

Total	$596,000	$640,000

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $131,208 for 2019. There were no expenses to be reimbursed for 2020.

(2)	For fiscal year 2019, these amounts were paid to KPMG for transition related expenses, which served as the Company’s independent registered accounting firm for fiscal year 2017.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the 2021 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Pre-Approval Policy of the Company provides that the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any pre-approval is indefinite, unless the Audit Committee specifically provides for a different period or amends such approval.

Pursuant to the Pre-Approval Policy, the Audit Committee delegates pre-approval authority to the Chairman of the Audit Committee for pre-approval of decisions relating to a service if the fee for such service does not exceed $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Grant Thornton during fiscal year 2020, as described above.

Audit Committee Report

The Audit Committee (for purposes of this Audit Committee Report, “we”, “us” or the “Committee”) oversees the financial reporting process of St. Joe on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by the Committee pursuant to the Audit Committee Charter are set forth in the “Corporate Governance” section above.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with Grant Thornton, St. Joe’s independent registered public accounting firm, its audit of St. Joe’s financial statements and internal control over financial reporting. We discussed with Grant Thornton and St. Joe’s internal auditors, Protiviti Inc., the overall scope and plans for their respective audit. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with Grant Thornton the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board and the SEC. We also received the written disclosures and the letter from Grant Thornton regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton its independence.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that St. Joe’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. We also evaluated and selected Grant Thornton as St. Joe’s independent auditors for 2021, which the shareholders will be asked to ratify at the Annual Meeting of Shareholders.

Audit Committee:

Howard S. Frank, Chair

Cesar L. Alvarez

Thomas P. Murphy, Jr.

March 30, 2021

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or Exchange Act.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees other than Mr. Gonzalez. Biographical information with respect to Mr. Gonzalez is set forth above under “Proposal 1 – Election of Directors.”

Marek Bakun, 49, is Executive Vice President and Chief Financial Officer for The St. Joe Company. With more than 20 years of financial experience, including serving as the Chief Financial Officer for national and international homebuilding companies, Mr. Bakun’s experience includes financial reporting and compliance, cost and capital management, consolidations and acquisitions, value generation as well as operational efficiency. He earned a Bachelor of Science degree in Business Administration, Accounting from the University of Central Florida. He is a Certified Public Accountant and a licensed general contractor and real estate broker.

Prior to joining the Company, Mr. Bakun served as Chief Financial Officer and Treasurer for Orleans Homebuilders, Inc., in Bensalem, Penn., and was CFO and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets. He also served as Vice President and Chief Financial Officer for Morrison Homes, and when the company merged with Taylor Woodrow in 2007, he managed the financial integration of the two multi-billion dollar companies.

Elizabeth J. Walters, 58, is the Senior Vice President, General Counsel and Corporate Secretary of The St. Joe Company. She joined the Company after more than 20 years with Burke Blue Hutchison Walters & Smith, P.A., a full-service legal firm based in Panama City, Florida where she was a partner. Ms. Walters represented clients in commercial, resort and residential real estate law from property acquisition, design, entitlement process, financing, construction and project operations, to redevelopment or sale of real property. She also represented clients in the areas of land use law, governmental relations, banking, business and commercial law. Ms. Walters holds a BA and MA from The University of West Florida and a JD with honors from The Florida State University College of Law.

Ms. Walters has served in many leadership positions throughout Northwest Florida and her current involvement includes: Board of Trustees for the Florida State University Foundation; Chair of the Board of Trustees of Ascension / Sacred Heart Bay; Board of Directors of the Panama City Port Authority, Board of Trustees of The St. Joe Community Foundation; Alignment Bay County; Executive Board, FSU Real Estate Center and member of the Bay Defense Alliance. Ms. Walters is past Chair of The Florida Board of Bar Examiners; Bay Economic Development Alliance, Bay County Chamber of Commerce and the Military Affairs Committee.

Rhea Goff, 40, is the Senior Vice President and Chief Administrative Officer for The St. Joe Company. Ms. Goff began working with St. Joe in 2003 as an HR Assistant at WaterColor Inn & Resort focusing on human resources for St. Joe’s hospitality operations in Walton and Bay Counties. In 2005, Ms. Goff’s role expanded to a corporate position managing human resources for the Northwest Florida region, and later, company-wide. Ms. Goff is now responsible for oversight of all HR operations throughout the company. She also oversees Marketing, Information Technology as well as a variety of St. Joe’s corporate administration, policies, and compliance matters. Ms. Goff earned her Bachelor’s Degree from Florida State University in 2001. Ms. Goff serves on the Board of Florida’s Great Northwest, where she is an Endowment Manager; Dune Lakes Elementary School Advisory Council; Seaside School Board and South Walton High School Business Advisory Board. In addition, Ms. Goff serves on the Board of Trustees of The St. Joe Community Foundation and the Bay County Chamber of Commerce.

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PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (the “NEOs”).

At the 2020 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2020 Annual Meeting, and our shareholders approved the proposal, with over 99% of the votes cast in favor.

At the Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This Say on Pay proposal, provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay proposal at the Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2020, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

This Say on Pay vote is advisory, and therefore not binding on St. Joe, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2020 compensation of our NEOs (identified below). As discussed in “Proposal 3 – Advisory Vote on Executive Compensation,” we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed to our financial performance in 2020 and will contribute to our financial performance in the future.

Named Executive Officers

For 2020, our “named executive officers” were:

●	Jorge L. Gonzalez, our President and Chief Executive Officer;
●	Marek Bakun, our EVP, Chief Financial Officer and Chief Accounting Officer;
●	Elizabeth J. Walters, our SVP, General Counsel and Corporate Secretary; and
●	Rhea Goff, our SVP and Chief Administrative Officer.

Compensation Setting Process

Role of Compensation Committee

Pursuant to its Charter, the Compensation Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits program. The Compensation Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.

Role of Management

Our management develops background and supporting materials for review at Compensation Committee meetings, attends Compensation Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO generally attends Compensation Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

Our 2020 executive compensation program consisted of base salary and discretionary cash incentives payable based on the Compensation Committee’s evaluation of our overall financial performance and the contribution of the individual named executive officer to such performance. In addition, our NEOs receive the same benefits and perquisites that are available to all employees generally. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components. The Compensation Committee currently does not have an annual performance-based incentive compensation plan or a formal long-term equity incentive plan.

Base Salary

Objective: The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as demand in the labor market and comparable salaries for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken in 2020: For 2020, the Compensation Committee increased Ms. Goff’s base salary from $125,000 to $160,000 per year due to Ms. Goff’s expanded role and responsibilities within the organization. The Compensation Committee did not approve any other base salary increases for our NEOs in 2020.

Discretionary Cash Incentives

Objective: The Compensation Committee awards discretionary cash incentives to our NEOs to reward such officers for their individual contributions to our overall performance in a given year and to assist in providing a competitive compensation package. The Committee believes that discretionary cash incentives, if any, should be subject to the achievement by the Company of the financial and operational objectives set by the Board from time to time, the financial results of the Company during the year, the Company’s liquidity position at the end of the year and the Board’s expectations regarding the required uses of liquidity in the upcoming year. We believe that making such compensation “at risk” provides significant motivation for increasing company and individual performance.

Performance Considerations: Discretionary cash incentives (if any) will be paid based on the Compensation Committee’s discretionary evaluation of our overall financial performance, the contribution of the particular named executive officer to such performance and the other factors discussed above. The Compensation Committee also takes into consideration the target cash incentive amounts set in such named executive officer’s employment agreement, if applicable. The amount of any discretionary cash incentive awarded is determined by the Compensation Committee, in its sole discretion, and in consultation with the independent directors of the Board. Cash incentives are typically paid during the first quarter, however, the Compensation Committee has, and may in the future, decide to award cash incentives during the year for exemplary performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Committee Actions Taken with Respect to 2020 Performance: The Compensation Committee, in consultation with the independent directors of the Board, approved the following discretionary cash bonus awards for 2020 performance: $800,000 for Mr. Gonzalez, $385,000 for Mr. Bakun, $240,000 for Ms. Walters and $100,000 for Ms. Goff.

Employment and Other Agreements

With the exception of Mr. Bakun, the Compensation Committee has not offered employment agreements or other change in control or severance protections to our NEOs, who serve the Company on an “at-will” basis.

Employment Agreement with Mr. Bakun

In connection with his appointment as CFO, we entered into an employment agreement with Mr. Bakun to serve as CFO for a period of one year, commencing on October 7, 2013. On April 1st of each successive one-year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary initially set at $350,000, which may be increased by the Compensation Committee. In addition, Mr. Bakun is eligible for an annual cash incentive with a target award of up to 100% of his base salary rate.

The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for “good reason,” for a reason other than for “cause” or due to his death or disability, Mr. Bakun. would be entitled to receive (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement.

Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be reduced, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.

Severance

Except as described above, we do not have any other severance or post-employment payment arrangements in place with any of our NEOs.

Retirement Plans

We previously provided retirement benefits to our NEOs through a pension plan (the “Pension Plan”) and 401(k) retirement plan. Effective March 2013, we froze the Pension Plan and, in August 2014, we received the requisite regulatory approvals to terminate the Pension Plan. Currently, we provide retirement benefits to our NEOs solely through our 401(k) retirement plan pursuant to which we contribute the same percentage of salary as we do for our other employees, subject to a cap.

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COMPENSATION DISCUSSION AND ANALYSIS

Health and Welfare Benefits and Perquisites

We have traditionally provided our NEOs with a variety of health and welfare benefits. In addition, we provide the perquisites reflected in the “All Other Compensation” column in the “Summary Compensation Table” and more fully described in the footnote to that column. The only perquisites that our NEOs are currently entitled to receive, other than those that are available to all employees, are reimbursement for annual physical exams and membership in our Clubs by JOE (the latter of which has no incremental cost to us).

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our NEOs. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Jobs Act”), qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met. However, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible. The Jobs Act provides for transition relief applicable to certain arrangements in place as of November 2, 2017. The scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit is uncertain, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Additionally, to maintain flexibility in compensating our NEOs, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate. While the tax deductibility of compensation has not been a major consideration in the Compensation Committee’s recent compensation decisions, this may become a consideration in the future given recent tax code changes concerning Section 162(m).

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of St. Joe and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In 2020, the Compensation Committee took into consideration that over 99% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee:

Howard S. Frank, Chair

Cesar L. Alvarez

Thomas P. Murphy, Jr.

March 30, 2021

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EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth the compensation earned by each of our NEOs for 2020, 2019, and 2018. In accordance with applicable SEC rules, we are providing compensation information for NEOs only for years in which they qualified as NEOs.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(4)	Total ($)
Jorge Gonzalez President and Chief Executive Officer	2020	380,769	800,000	–	57,626	1,238,395
	2019	400,000	585,000	–	56,626	1,041,626
	2018	400,000	450,000	–	55,598	905,598

Marek Bakun EVP and Chief Financial Officer	2020	351,346	385,000	–	57,626	793,972
	2019	350,000	325,000	–	56,626	731,626
	2018	350,000	450,000	–	55,598	855,598

Elizabeth J. Walters(1) SVP, General Counsel	2020	301,154	240,000	–	57,626	598,780
	2019	300,000	200,000	–	56,626	556,626
	2018	90,000	69,590	–	249	159,839

Rhea Goff(2) SVP, Chief Administrative Officer	2020	153,885	100,000	–	44,976	298,861
	2019	125,000	50,000	–	47,637	222,637

(1)	Ms. Walters joined the Company August 27, 2018.

(2)	Ms. Goff was not a named executive officer in 2018.

(3)

In 2020, each of our NEOs voluntarily elected to reduce their base salaries in response to the uncertainty caused by the COVID-19 pandemic. Mr. Gonzalez’s salary was reduced by 25% and each of Mr. Bakun and Mses. Walters and Goff by 10% from April to August 2020. Amounts shown in the salary column for 2020 reflect one additional pay period compared with 2019.

(4)	Amounts in this column for 2020 are detailed in the table below:

Name	Company Contributions to 401(k) Match ($)(a)	Term Life Insurance Premiums ($)(b)	Total all Other Compensation ($)
Jorge Gonzalez	57,000	626	57,626
Marek Bakun	57,000	626	57,626
Elizabeth Walters	57,000	626	57,626
Rhea Goff	44,715	261	44,976

(a)

Represents profit sharing contributions to the Company’s 401(k) plan, calculated as approximately 22% of eligible wages for 2020, subject to a cap of $57,000 imposed by applicable treasury regulations.

(b)	Represents life insurance premiums paid by the Company on behalf of the NEOs, for coverage based on their base salaries up to a maximum of base salary of $600,000.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards held by any of the NEOs at December 31, 2020.

Pension Benefits

The Company’s Pension Plan was frozen in March 2013 and terminated in August 2014.

Grants of Plan-Based Awards

The Company does not have any cash or equity-based award plans in place.

Potential Payments Upon Termination or Change in Control

Other than the agreements described in “Compensation Discussion and Analysis—Employment and Other Agreements” above, we do not have any severance or other post-employment payment arrangements with any of our NEOs.

Bakun Employment Agreement

As discussed in the Compensation Discussion and Analysis under “Employment and Other Agreements,” we have entered into an employment agreement with Mr. Bakun. Mr. Bakun’s agreement provides for certain payments and other benefits if employment with us is terminated without “cause” or by Mr. Bakun for “good reason”. Upon a termination by us without “cause” or by Mr. Bakun for “good reason”, Mr. Bakun is entitled to receive:

●	salary continuation for a period of 12 months from the termination date; and
●	payments equal to our portion of the cost of continued health and welfare benefits for an 18-month period from the termination date.

Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.

The following table shows the termination payments that Mr. Bakun would receive pursuant to his employment agreement in connection with his termination without “cause” or by Mr. Bakun for “good reason.”

Type of Payment/Benefit	Payments Upon Termination Without Cause (1) or for Good Reason(2) ($)
Salary	$385,000
Continuation of Benefits(3)	$34,297
Total Termination Payments/Benefits	$419,297

(1)

Pursuant to the terms of Mr. Bakun’s employment agreement, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) that are demonstrably willful

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EXECUTIVE COMPENSATION

and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct that causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities.
(2)

Pursuant to the terms of Mr. Bakun’s employment agreement, “good reason” means the executive’s termination of the executive’s employment for any one or more of the following reasons without the executive’s express written consent: (a) a significant diminution in the executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by St. Joe within thirty (30) days after receipt of written notice thereof given by the executive as provided in the employment agreement, (ii) a change in the person to whom (but not the position to which) the executive reports, or (iii) the executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by St. Joe to provide the compensation and benefits provided for in the employment agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by St. Joe within thirty (30) days after receipt of notice thereof given by the executive pursuant to the employment agreement; (c) any purported termination by St. Joe of the executive’s employment otherwise than as expressly permitted by the employment agreement; or (d) any failure by St. Joe to cause successors of the Company to assume the Company’s obligations under the employment agreement.

(3)

Pursuant to terms of his employment agreement, Mr. Bakun, whether terminated without “cause” or for “good reason,” receives a continuation of health and welfare benefits for a period of 18 months following the date of termination.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table sets forth information, as of December 31, 2020, with respect to our compensation plan under which common stock is authorized for issuance, which consist of our 2015 Performance and Equity Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Stockholders 2015 Plan	–	–	1,463,543
Equity Compensation Plans Not Approved by Stockholders	–	–	–

Total	–	–	1,463,543

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CEO PAY RATIO

In August 2015, the SEC adopted Item 402(u) of Regulation S-K to implement the “CEO pay ratio” disclosure requirements that were mandated by Congress pursuant to Section 953(b) of The Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules require registrants to disclose the ratio of the annual total compensation of the median employee, excluding the CEO, to their CEO’s annual total compensation. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC’s final rules regarding the CEO pay ratio disclosure requirements.

To identify the median employee in 2020, we compared the total wage compensation for all full-time, part-time, temporary and seasonal employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2020, which consisted of 56 employees, all located in the United States. Wages and salaries were then annualized for full-time employees that were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees’ total wage, and used this consistently applied compensation measure to identify our median employee.

After identifying the median employee, we calculated his or her annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other NEOs, as set forth in the 2020 Summary Compensation Table. In 2020, the annual total compensation of our median employee was $92,971. Our CEO’s annual total compensation as reported in the 2020 Summary Compensation Table was $1,238,395. The resulting ratio of the total 2020 annual compensation of CEO compared to our median employee in 2020 is approximately 13:1.

The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock based on the latest reporting with the SEC:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. 2601 NE 2nd Avenue Miami, FL 33137	25,761,557	(2)	43.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,960,648	(3)	8.4%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	4,822,366	(4)	8.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,584,649	(5)	7.8%

(1)	The percentages reported are based on 58,882,549 shares of common stock outstanding as of March 24, 2021.
(2)

Based on a Schedule 13D/A filed by Fairholme Capital with the SEC on March 12, 2021. For additional information on Mr. Berkowitz’s holdings, please see footnote 3 to the Common Stock Ownership by Directors and Executive Officers table below.

(3)

Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on February 16, 2021, T. Rowe Price has sole power to vote or direct the vote of 1,777,400 of the shares it beneficially owns and has sole dispositive power with respect to 4,960,648 shares it beneficially owns.

(4)

Based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) on February 1, 2021, Blackrock has sole voting power with respect to 4,771,449 shares it beneficially owns and has sole dispositive power with respect to 4,822,366 shares it beneficially owns.

(5)

Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2021, Vanguard has sole voting power with respect to 0 shares it beneficially owns and has sole dispositive power with respect to 4,500,970 shares it beneficially owns. Vanguard has shared voting power with respect to 56,625 shares it beneficially owns and shared dispositive power with respect to 83,679 shares it beneficially owns.

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SECURITY OWNERSHIP

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the current directors, the NEOs and the directors and all executive officers as a group, based on the latest reporting with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Cesar L. Alvarez	4,700		*
Marek Bakun	5,724		*
Bruce R. Berkowitz	25,761,557	(3)	43.8%
Howard S. Frank	30,000		*
Jorge L. Gonzalez	21,080		*
Rhea Goff	–		*
Thomas P. Murphy, Jr.	34,116		*
Elizabeth J. Walters	2,863		*
Directors and Executive Officers as a Group (eight (8) persons)	25,860,040		43.9%

The address of each director and executive officer in this table is c/o The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407.

(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.
(2)	The percentages reported are based on 58,882,549 shares of common stock outstanding as of March 24, 2021. An “*” indicates less than 1% ownership.
(3)

21,887,491 of the 25,761,557 shares are directly owned by the Fairholme Fund and the Fairholme Allocation Fund, two series of Fairholme Funds, and managed by Fairholme Capital. Because Mr. Berkowitz, through his control of the sole member of Fairholme Capital, and in his capacity as the President of Fairholme Funds, has shared voting or dispositive power over all shares beneficially owned by Fairholme Capital, he may be deemed to have beneficial ownership of all of these shares.

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OTHER MATTERS

Shareholder Proposals for 2022 Annual Meeting of Shareholders

Shareholder proposals should be sent to us via certified mail at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attention: Elizabeth J. Walters, General Counsel. To be considered for inclusion in our proxy statement for the 2022 annual meeting of shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 9, 2021.

Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2022 annual meeting of shareholders, but not required to be included in our proxy statement, no earlier than January 18, 2022 and no later than February 7, 2022 with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/JOE2021 and enter the control number provided on your proxy card, voting instruction form or Notice.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

●	electronically by sending an e-mail to the following address: directors@joe.com;
●	in writing to the following address: Board of Directors, The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407;
●	or by telephone at (800) 571-4840.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an Internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code, can be found under the Investor Relations – Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

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OTHER MATTERS

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2020 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations

SEC Filings section of our Internet website, located at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, Attn: Investor Relations. A copy of any exhibit to the 2020 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 8, 2021. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 130 Richard Jackson Boulevard, Suite 200, Panama City Beach, Florida 32407, (850) 231-6400.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial owners of shares can request information about householding from their nominee.

The St. Joe Company  |  2021 Proxy Statement  39

THE ST.

JOE COMPANY

130 RICHARD JACKSON BLVD.

SUITE 200

PANAMA CITY BEACH, FL 32407

ATTN: ELIZABETH J. WALTERS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JOE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D32506-P50299 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY
The Board of Directors recommends you vote FOR each nominee named in proposal 1:
1.	Election of Directors - Nominees for a one-year term of office expiring at the 2022 Annual Meeting or until his successor is elected and qualified:
	Nominees:	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1a. Cesar L. Alvarez	☐	☐	☐	2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.		☐	☐	☐
	1b. Bruce R. Berkowitz	☐	☐	☐
	1c. Howard S. Frank	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of our named executive officers.		☐	☐	☐
	1d. Jorge L. Gonzalez	☐	☐	☐	NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof.
	1e. Thomas P. Murphy, Jr.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

If you plan to participate in the virtual meeting, please see Questions and

Answers About Voting at the Annual Meeting and Related Matters. Shareholders will be able to attend, vote and submit questions from any location via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
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D32507-P50299

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2021

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Jorge L. Gonzalez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Central Daylight Time on May 18, 2021, virtually at www.virtualshareholdermeeting.com/JOE2021, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted “FOR” each of the director nominees named in proposal 1 and “FOR” proposals 2 and 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side